www.sprint.com

Contact:

Russ Robinson, Sprint, (O) 913-624-3417
E-mail: russ.r.robinson@mail.sprint.com
                                         For Immediate Release

SPRINT CLOSES ACQUISITION OF AMERICAN TELECASTING, INC.

   Transaction Provides Fixed Wireless Access to 55 Markets

       OVERLAND PARK, Kan., September 23, 1999 - Sprint today completed the purchase of American Telecasting, Inc., a Colorado Springs-based company with spectrum licenses that can be used to provide high-speed Internet access and other data services.

     With  the  closing  of the transaction,  Sprint  has  the
potential  to reach an estimated 10 million households  in  55 markets including Seattle, Las Vegas, Denver, Portland, Ore., and Toledo, Columbus and Cincinnati, Ohio.

     "Using the spectrum acquired through this transaction, Sprint will immediately begin designing and building a fixed wireless network capable of delivering a variety of broadband services to residences and small businesses," said Tim Sutton, president of Sprint's Broadband Wireless Group. "Early in Year 2000, we plan to launch a high-speed Internet service that will give users multi-megabit capabilities without the constraints of copper telephone lines."

     As Sprint expands the fixed wireless network and its capabilities, the network will be used to deliver the Sprint Integrated On-Demand Network (Sprint IONsm). Sprint ION will offer local and long-distance voice service, high-speed Internet access and other data services all over a single connection.

     "The purchase of American Telecasting, Inc., together with our announced intentions to purchase People's Choice TV, Videotron USA, WBS America, and Transworld Telecommunications, Inc., gives Sprint the potential to offer fixed wireless broadband services to almost 30 million households nationwide without leasing lines from local telephone companies," said Sutton. Sprint has obtained approval from the Federal Communications Commission to complete all the purchases and anticipates closing the remaining transactions within the next three weeks. Other major cities that can be covered by the fixed wireless broadband services when all the transactions are closed include

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Chicago, Detroit, Houston, St. Louis, Milwaukee, San
Francisco, Sacramento, southeast  Florida, Houston, St. Louis,
Knoxville, Tenn., and a total of more than 80 markets across the nation.

     Under the terms of the agreement originally announced on April 27, 1999, Sprint purchased 26.3 million shares of outstanding ATI stock at a total cost of $170.8 million. In addition, ATI has outstanding debt in the face amount of $283 million.

     Sprint is a global communications company - at the forefront of integrating long- distance, local and wireless communications services, and one of the largest carriers of Internet traffic. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $17 billion in annual revenues and serves more than 20 million business and residential customers.